Exhibit 10.17

Contineum Therapeutics, Inc.
Non-Employee Director Compensation Program
To assist in recruiting and retaining qualified, experienced and dedicated directors, Contineum Therapeutics, Inc. (the “Company”) is committed to providing competitive compensation to the non-employee members of its Board of Directors (the “Board”). Non-employee director compensation will consist of annual cash retainers and equity based awards, in such amounts and based on such criteria as may be determined from time to time by the Board based on the recommendation of the Compensation Committee.

A.Cash Compensation
1.Non-employee directors (“Outside Directors”) will receive the following cash retainers, paid quarterly in arrears at the end of each quarter, for their service on the Board and each Board Committee, and as applicable for service as Board Chair or Chair of one of the Board Committees:

Board service:	$40,000
plus (as applicable):
Board and Committee Chairs:
Board Chair	$30,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$12,000
Nominating/Governance Committee Chair	$10,000
Committee Members (non-Chairs):
Audit Committee service	$7,500
Compensation Committee service	$6,000
Nominating/Governance Committee service	$5,000

2.The reasonable expenses incurred by directors in connection with attendance at meetings of the Board and its committees will be reimbursed upon submission of appropriate documentation.
B.Equity Compensation
1.New Director Equity Award: On or promptly following the date that an Outside Director is elected or appointed to the Board, the Outside Director will be granted a stock option under the Company’s 2024 Equity Incentive Plan (the “Plan”) for 38,000 shares of the Company’s Class A Common Stock (the “Initial Award”). Subject to the Outside Director’s continuing service, 1/3rd of the option shares subject to the Initial Award will vest on the one year anniversary of the Outside Director’s appointment to the Board, with the remainder of the option shares vesting in 24 equal monthly installments thereafter.
2.Annual Equity Award: Upon the conclusion of each regular annual meeting of the Company’s stockholders, each Outside Director who continues to serve as a member of the Board thereafter will automatically be granted a stock option under the Plan for 19,000 shares of the Company’s Class A Common Stock. Subject to the Outside Director’s continuing service, each such option will vest in full on the earlier of (i) the one-year anniversary of the date of grant or (ii) the next regular annual meeting of stockholders.

C.General
1.All stock options issued under this Program will fully vest if a Change in Control (as defined in the Plan) occurs before the Outside Director’s service terminates.
2.All stock options issued under this Program will be granted under the Plan and subject to the forms of award agreement adopted by the Board for use under the Plan consistent with the foregoing.
3.All stock options issued under this Program will have a per share exercise price equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s Class A Common Stock on the date of grant.
4.Each stock option issued under this Program will have a term of 10 years from the date of grant, subject to earlier termination in the event the Outside Director’s service terminates.
Effective: April 9, 2024
Amended: May 24, 2024
Further Amended: January 23, 2026